FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Peter Rahmer	Barry Sudbeck
Trout Group	Fleishman-Hillard
646-378-2973	415-318-4261

Response Genetics Announces Receipt of NASDAQ Non-Compliance Letter
upon Resignation of Board Member

LOS ANGELES, March 10, 2010 – Response Genetics, Inc. (Nasdaq: RGDX) announced today that it has received a notice of deficiency from the NASDAQ Stock Market (NASDAQ).

The non-compliance cited by NASDAQ is the result of the resignation of Hubertus Spierings from the Company’s Board of Directors, disclosed in a Report on Form 8-K issued by the Company on February 9, 2010. With the departure of Mr. Spierings, the Company is no longer in compliance with NASDAQ Listing Rule 5605(b)(1), which requires that the Company's Board of Directors be comprised of a majority of independent directors. The Company’s Board of Directors presently has eight members, including four independent directors.

NASDAQ Listing Rule 5605(b)(1)(A) provides a 180-day cure period for Response Genetics to regain compliance with the independent director requirement. The Company intends to take appropriate measures to regain compliance prior to the expiration of the NASDAQ deadline on August 9, 2010.

The Company's common stock continues to trade on NASDAQ under the symbol "RGDX."

About Response Genetics, Inc.

Response Genetics, Inc. (“RGI”) (the “Company”) (Nasdaq: RGDX) is focused on the development and sale of molecular diagnostic tests for cancer. RGI’s technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin-embedded specimens. In addition to diagnostic testing services, RGI generates revenue from the sales of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company was founded in 1999 and its principal headquarters are located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of RGI related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

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Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company, to successfully consummate the transactions contemplated by a purchase agreement or to successfully file a registration statement with the SEC, and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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